EXHIBIT 10.1

HOME FEDERAL BANK
Short-Term Incentive Plan
(as amended and restated effective July 1, 2013)

1.    Purpose
The purpose of the Home Federal Bank (“the Bank”) Short-Term Incentive Plan is to reward senior managers of the Bank for the attainment of corporate objectives. The Plan is designed to motivate, reward and retain key executives. This Plan was approved by the Personnel, Compensation and Benefits Committee of the Board of Directors (the “Committee”) to be effective July 1, 2013.

2.	Participation
The Short-Term Incentive Plan is for selected management staff of the Bank and its holding company, HF Financial Corp. (the “Corporation”). Participation in this Plan will be recommended by the Chief Executive Officer of the Bank (the “CEO”) with the approval of the Chairman and approved by the Committee. Participation in any one year does not guarantee the participation in future years or at the same award level.
New hires to the Corporation or the Bank and individuals promoted to assignments which by virtue of their responsibilities may be otherwise eligible to participate in this Plan may only participate with the approval of the CEO. The Plan Year is the Corporation’s fiscal year.

3.	Performance Measure, Award Levels and Award Payment
The annual performance measures, award levels and award payment provisions are identified in Addendum I. Unless otherwise specifically provided in Addendum I, payment shall be in a lump sum within 2½ months after the close of the Plan Year.

4.	Termination of Employment
If during the fiscal year of the Bank, a plan participant terminates his or her employment or if the Bank terminates the employment of the plan participant during that same period, all rights to an Award under the plan for that year are forfeited. If the employment of a plan participant terminates after the end of the fiscal year but before the benefits are paid, no such rights are forfeited. Notwithstanding the provisions hereof, in the event of death, disability, retirement, or for those individuals who participate in the Plan and have executed a Change in Control Agreement with the Bank, the provision of paragraph 5 shall apply.

5.	Death, Disability, Retirement, and Change in Control
If a Plan participant dies, becomes disabled, retires, or is entitled to benefits under a Change in Control Agreement during a Plan Year, the plan participant or the plan participant’s designated beneficiary shall receive an incentive payment for the partial year based on the number of months from the start of the Plan Year (or if later, from the first day of the month coincident with or next following the participant’s date of participation in the Plan) to the last day of the month in which the death, disability, retirement, or the Date of Termination as defined in the Change in Control Agreement, occurs, but only to the extent that an incentive payment is otherwise earned for the Plan Year.

6.	Beneficiary Designation
Any incentive payment following the death of a participant shall be paid to such person or persons, or other legal entity, as the participant may have designated in writing and delivered to the Bank. The participant may from time to time revoke or change any such designation by writing to the Bank. If there is no unrevoked designation on file at the participant’s death, or if the person or persons designated therein shall have all pre-deceased the participant, such distribution shall be made to the participant’s estate.

7.	Administration and Interpretation of the Plan
The Plan shall be administered by the CEO, whose actions will be subject to the approval of the Committee in material matters. The role of the Committee shall be to approve the Home Federal Bank Short-Term Incentive Plan, approve the annual target measures and goals, approve Plan participants and (at the end of the Plan Year) approve the distribution of incentive payments to all participants. The Plan Administrator is charged with the effective administration of the Plan including the interpretation in instances where the Plan is silent.
The Committee reserves the right, from time to time, to prescribe rules and regulations at such time and in such manner as it may deem appropriate.

8.	Adjustments
Any change in the approved metric(s) caused by a single, non recurring event that results in a 10% impact on the metric may be evaluated by the Committee in its sole discretion to determine its inclusion or exclusion from the incentive calculation. The approved metric(s) may be further adjusted by the Committee, in its sole discretion, as the result of significant or material events meriting consideration by the Committee including, but not limited to, any single, non recurring event that results in a 10% change in the incentive calculation.

9.	Clawback
If the Committee determines, in its sole discretion, that a Plan Participant received a payment under the Plan, that is based on materially inaccurate financial statements, reviews, gains, or any other materially inaccurate criteria used in determining the incentive calculation, then the Committee shall determine the amount of any such incentive compensation that was paid as a result of such materially inaccurate financial statements, reviews, gains, or other materially inaccurate criteria (the “Overpayment Amount”). The Committee shall, promptly after making such determination, send the Plan Participant a notice of recovery (“Recovery Notice”) which shall specify the

Overpayment Amount and the terms for prompt repayment thereof. In addition, to the extent that the governing laws and/or regulations that relate to the concept of a “Clawback Provision” change or are revised such that they apply to the Corporation, such change or revision shall be hereby incorporated with no further action required, ab initio.

10.	Amendment/Termination of Plan
The Plan may be amended and shall be interpreted by the Committee, and its interpretation shall be final and binding on participant and all other parties of interest. The Plan may be terminated at any time as the Committee approves. Plan participants will be notified as soon as possible in the event an amendment or termination occurs.

11.	Employment
The Plan is not intended as an Employment Agreement. The Plan does not restrict the rights of the Bank to terminate the employment of a Plan participant at any time and without any obligation under the Plan.

12.	Legal Requirements
The Plan will be administered in accordance with all federal, state and local statutory requirements.

13.	Effective Date
This Amendment and Restatement becomes effective July 1, 2013.

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